Exhibit 8(n)(3)

Amendment No. 3 to Participation Agreement (AllianceBerstein)

THIRD AMENDMENT

TO

PARTICIPATION AGREEMENT

Amendment to the Participation Agreement (the “Agreement”), dated August 2, 2000, between Monumental Life Insurance Company, an Iowa life insurance company (“Insurer”) (on behalf of itself and its “Separate Account”); Transamerica Capital, Inc. (“Contracts Distributor”) (together Insurer and Contracts Distributor, the “Company”); AllianceBernstein L.P. (formerly Alliance Capital Management L.P.) (“Adviser”); and AllianceBernstein Investments, Inc. (formerly, Alliance Fund Distributors, Inc.) (“Distributor”), the Fund’s principal underwriter; (collectively, the “Parties”).

WHEREAS, the Parties heretofore entered into an amendment, dated March 1, 2012, to add Confidential Information, complying with Massachusetts privacy laws, which shall hereafter be referred to as “Second Amendment to Participation Agreement”.

WHEREAS, the Parties desire to further amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual promises set forth herein, the Parties hereto agree as follows:

1. A new schedule, Schedule A, which may be revised with notice to all parties, is attached hereto and made a part of the Agreement.

2. The existing Section 1. Additional Portfolios, is deleted in its entirety and is replaced with the following:

Section 1. Additional Portfolios

Upon providing notice to all Parties, the Fund may add, delete, combine and/or modify existing Portfolios and Insurer may add, delete, combine and/or modify existing Policies/Contracts and/or existing Separate Account(s), which will then become subject this Agreement. Schedule A, as may be revised from time to time, is incorporated by reference and is a part hereof.

3. A new section, numbered consecutively, is added to the Agreement as follows:

Section 21. Summary Prospectus

Should the Fund and the Insurer desire to distribute the prospectuses of the funds within the Fund pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498), the roles and responsibilities for complying with Rule 498 and other applicable laws are set forth as follows:

(a) For purposes of this Section, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

(b) The Fund and/or the Adviser/Distributor shall provide the Insurer with copies of the Summary Prospectuses in the same manner and at the same times as the Agreement requires that the Fund provide the Insurer with Statutory Prospectuses. If the Fund makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, the Fund shall, instead of providing the Insurer with a revised Summary Prospectus, provide the Insurer with a supplement setting forth the changes in the Rule 497 filing.

(c) The Fund and/or the Adviser/Distributor shall be responsible for compliance with Rule 498(e).

(d) The Fund and Adviser/Distributor each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series. The Fund further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

(e) The Fund and Adviser/Distributor each agree that the URL indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Fund and series’ documents required to be posted in compliance with Rule 498. The Fund shall immediately notify the Insurer’s senior counsel of any material interruptions in availability of this web page. Such Landing Page will contain only insurance product funds.

(f) The Fund and Adviser/Distributor represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving contract owner requests for additional Fund documents made directly to the Fund, Adviser/Distributor or one of their affiliates. The Fund and Adviser/Distributor further represent and warrant that any information obtained about contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

(g) The Insurer represents and warrants that it will respond to requests for additional fund documents made by contract owners directly to the Insurer or one of its affiliates.

(h) The Insurer represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

(i) If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and Adviser/Distributor will provide the Insurer with at least 60 days’ advance notice of its intent.

(j) The parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Section 21 as applicable.

(k) The parties agree that the Insurer is not required to distribute Summary Prospectuses to its contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Insurer. The Insurer agrees that it will give Adviser/Distributor and the Fund sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

MONUMENTAL LIFE INSURANCE COMPANY		ALLIANCEBERNSTEIN L.P.

By:	/s/ John Mallett	By:	/s/ Emilie D. Wrapp
Name:	John Mallett	Name:	Emilie D. Wrapp
Title:	Vice President	Title:	Assistant Secretary

TRANSAMERICA CAPITAL, INC.		ALLIANCEBERNSTEIN INVESTMENTS, INC.

By:	/s/ Brenda L. Smith	By:	/s/ Stephen J. Laffey
Name:	Brenda L. Smith	Name:	Stephen J. Laffey
Title:	Assistant Vice President	Title:	Assistant Vice President

SCHEDULE A

Revised May 1, 2013

SEPARATE ACCOUNT

Separate Account VA CC

POLICY/CONTRACT

Advisor’s EdgeSM Variable Annuity

Advisor’s Edge Select SM Variable Annuity

PORTFOLIO

AllianceBernstein Global Thematic Growth Portfolio – Class B

AllianceBernstein Growth Portfolio – Class B

AllianceBernstein Large Cap Growth Portfolio – Class B